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                                                                   EXHIBIT 10.18



                             AVIVA PETROLEUM INC.



                            SEVERANCE BENEFIT PLAN



                             Amended and Restated
                       Effective as of December 31, 1999



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                             AVIVA PETROLEUM INC.

                            SEVERANCE BENEFIT PLAN


                                  WITNESSETH:

     WHEREAS, Aviva Petroleum Inc. previously adopted the Aviva Petroleum Inc. Severance Benefit Plan and now desires to amend and restate the Plan;

     NOW, THEREFORE, the Aviva Petroleum Inc. Severance Benefit Plan is hereby amended and restated effective as of December 31, 1999, to read as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.1. "Cause" means, in the context of an Employee's termination or separation from employment with the Company, an Employee's (i) neglect, refusal or failure (other than by reason of illness, accident or other physical or mental incapacity), in any material respect, to attend to his duties as assigned by the Company; (ii) failure in any material respect to comply with any of his terms of employment; (iii) failure to follow the established, reasonable and material policies, standards, and regulations of the Company; (iv) willful engagement in gross misconduct injurious to the Company or to any of its subsidiaries or affiliates; or (v) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved.

     1.2. "Change of Control" means an event which shall be deemed to have occurred when either (i) any "person" (as that term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a "beneficial owner" (as defined in Rule 13d-3 of the Exchange
Act) directly or indirectly of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities,
(ii) individuals who, as of the effective date of the Plan, constitute the Directors cease for any reason to constitute at least a majority of the Directors, unless such cessation is approved by a majority vote of the Directors in office immediately prior to such cessation, (iii) the Company is merged into a previously unrelated entity, or (iv) a transaction converting all or a part of the debt of the Company and its subsidiaries to equity in the Company is consummated with the Company's lenders or their successors.

     1.3.  "Code" means the Internal Revenue Code of 1986, as amended.

     1.4.  "Company" means Aviva Petroleum Inc.

     1.5.  "Directors" means the Board of Directors of the Company.

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     1.6.  "Eligible Employee" means each Employee other than (a) an Employee whose terms and conditions of employment are governed by a collective bargaining agreement, unless such agreement provides for his coverage under the Plan, (b) a nonresident alien who has no United States source income, (c) an Employee who is a party to a separate severance agreement with the Company, or (d) an Employee who is a party to an individual employment agreement with the Company providing for severance benefits.

     1.7. "Employee" means any individual who is employed full-time by the Company (or any of its wholly-owned subsidiaries), and who is not a temporary employee. Full-time employees are those employees who, on average, work at least 35 hours per week for the Company. Temporary employees are those employees whose anticipated duration of employment at the time of hire is no more than six months.

     1.8. "Plan" means the Aviva Petroleum Inc. Severance Benefit Plan, as amended from time to time.

     1.9.  "Plan Administrator" means the Company.

     1.10. "Plan Year" means the twelve-consecutive-month period commencing January 1 of each year.

                                  ARTICLE II

                           GENERAL SEVERANCE BENEFIT
                           -------------------------

     2.1. Severance Benefit. The Company shall provide severance benefits as set forth in Article III to Eligible Employees, pursuant to the terms, conditions and limitations set forth in the Plan. No benefits shall be provided to an Eligible Employee unless such Eligible Employee executes documents required by the Plan Administrator relieving the Company from any employment-related liability.

                                  ARTICLE III

                              SEVERANCE BENEFITS
                              ------------------

     3.1. Severance Benefits. Each Eligible Employee shall be entitled to severance benefits under the Plan if, within two (2) years after a Change of Control, the Company (or any of its wholly-owned subsidiaries) terminates his employment, reduces his salary, removes him as an officer of the Company or transfers the Eligible Employee to a location that is at least 50 miles from his current employment location, or in any other circumstances in which the Plan Administrator within its discretion deems severance benefits appropriate. The amount of an Eligible Employee's severance benefits shall be determined by the Plan Administrator as follows: Each Eligible Employee shall receive the greater of (A) three (3) months' of his base salary or (B) one-half ( 1/2) month of his base salary times his years of employment with the Company (or a predecessor entity), plus one month's base salary multiplied by his annual base salary divided by $10,000. For purposes of this calculation, years of employment shall be calculated to the nearest month. Notwithstanding the

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immediately preceding two sentences, the severance benefits for an Eligible
Employee who is an officer of the Company shall be one year's base salary.

     In addition to eligibility to receive benefits following a Change of Control, each Eligible Employee whose employment is terminated as a result of the recommendations of management or the Directors, in connection with a reduction of Company general and administrative expenses, shall be eligible to receive the benefits provided under the first paragraph of this Section 3.1.

     3.2. Voluntary Termination. An Eligible Employee who voluntarily terminates employment with the Company shall receive no severance benefits under the Plan, unless the Plan Administrator deems severance benefits appropriate pursuant to Section 3.1.

     3.3. Termination for Cause. Notwithstanding any other provision in the Plan to the contrary, an Eligible Employee who is terminated for Cause shall receive no severance benefits under the Plan.

     3.4. Maximum Benefit. The maximum benefit under the Plan for any Eligible Employee shall be one-half ( 1/2) of the Eligible Employee's annual base salary, except for officers of the Company.

     3.5.  Form of Benefit.  Benefits shall be paid in a lump sum.

     3.6. Medical Benefits. If an Eligible Employee becomes entitled to severance benefits under Section 3.1, the Company shall also pay premiums for medical insurance coverage for such Eligible Employee for a number of months equal to the number of months of base salary the Eligible Employee receives as severance benefits under Section 3.1, up to a maximum of three (3) months, provided the Company is able to provide such medical insurance coverage under the terms of its medical insurance policy. The medical benefits provided under such medical insurance coverage shall be substantially identical to the medical benefits provided under the medical plan in effect on the date of the Change of Control or, in the case of a termination in connection with a general reduction of Company general and administrative costs, on the date of the termination of employment. If the Company is unable to provide such coverage under its medical insurance policy, the Company shall pay the Eligible Employee the net dollar amount that the Company had been paying toward the medical insurance premiums for the Eligible Employee prior to the termination of employment. Nothing in the Plan shall be construed to limit the right of any Eligible Employee to any benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

                                  ARTICLE IV

                              GENERAL PROVISIONS
                              ------------------

     4.1. Funding and Cost of Plan. The benefits provided herein shall be unfunded and shall be provided from the Company's general assets.

     4.2. Named Fiduciary. The Plan Administrator shall be the named fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended.

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     4.3.  Administration.  The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of Plan benefits, granting or denial of benefit claims, and review of claims denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities. The Company may, by action of its President, delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both. To the extent the Company delegates its responsibilities and powers as Plan Administrator, the Company shall indemnify and hold harmless each such delegate (and any other individual acting on such delegate's behalf) against any and all expenses and liabilities arising out of such person's administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person's own willful misconduct; expenses against which such person shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys' fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

     4.4. Amendment and Termination. The Directors have the authority to amend or terminate the Plan at any time, by means of a written instrument executed by either the Directors or a duly authorized officer of the Company. Notwithstanding the previous sentence, if the Company terminates an Eligible Employee's employment, reduces his salary, removes him as an officer of the Company, or transfers him to a location that is at least 50 miles from his current employment location prior to December 31, 2001, no such amendment or termination shall reduce the benefits to which the Eligible Employee would otherwise be entitled, unless the Eligible Employee consents in writing to the amendment or termination.

     4.5. Claims Procedure and Review. Claims for benefits under the Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than ninety days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) explain the Plan's claim review procedure. Within sixty days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review pertinent documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty days after the receipt of the claimant's appeal (or 120 days after receipt of the claimant's appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, and
(iii) refer specifically to the Plan provisions upon which the decision is based. If special circumstances require an extension, up to 180 or 120 days, whichever applies, the Plan Administrator shall send written notice of the

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extension.  This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

     4.6. Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person, to be consideration for the employment of any person, or to have any effect whatsoever on the at-will employment relationship. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time. Nothing in the Plan shall be deemed to give the Company the right to require any person to remain in the employ of such Company or to restrict any person's right to terminate his employment at any time.

     4.7. Governing Law. This Plan shall be interpreted under the laws of the State of Texas except to the extent preempted by federal law.

     4.8. Gender; Number. Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

     4.9. No Benefits. Notwithstanding any Plan provisions to the contrary, in connection with the disposition of substantial stock or assets of the Company or any affiliate, if the Eligible Employee commences employment with the entity or any affiliate that acquired such stock or assets, no termination will be deemed to have occurred and no benefits will be payable under the Plan.

     4.10. Independent Contractors. Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified as an independent contractor shall be eligible for benefits under the Plan.

     4.11. Headings. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.

     4.12. Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

     4.13. Successors and Assigns. The provisions of this Plan shall be binding on any successors to or assigns of the Company.

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     IN WITNESS WHEREOF, Aviva Petroleum Inc., executed this amended and restated Aviva Petroleum Inc. Severance Benefit Plan, effective as of December 31, 1999, this 13th day of January 2000.


                                             AVIVA PETROLEUM INC.


                                             By: /s/ R. Suttill
                                                 -------------------------
                                             Name:  R. Suttill
                                                    ----------------------
                                             Title:  President & CEO
                                                     ---------------------



WITNESS:


By:  /s/ Mary Jane Baker
     -----------------------
Title:  Admin. Assistant
        --------------------

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